                                                                  EXHIBIT 99

K-V PHARMACEUTICAL COMPANY

                                             CONTACT:
                                             CATHERINE M. BIFFIGNANI
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             314-645-6600

                                                [K-V PHARMACEUTICAL logo]




FOR IMMEDIATE RELEASE


          K-V PHARMACEUTICAL REPORTS RECORD REVENUES FOR FISCAL 2006
                        THIRD QUARTER AND NINE MONTHS

 THER-RX BRANDED DIVISION 3RD QUARTER REVENUE GROWTH OF 60% DRIVES EPS TO $0.26
                              PER DILUTED SHARE

           CONSOLIDATED NET REVENUES INCREASE 21% FOR NINE MONTHS

                      GROSS PROFIT YEAR-TO-DATE UP 23%


St. Louis, MO., February 7, 2006 - K-V Pharmaceutical Company (NYSE: KVa/KVb) today reported results for the third quarter and nine months of fiscal 2006 ended December 31, 2005.

Net revenues for the third quarter increased 13% to $98.4 million, compared to $86.9 million for the third quarter of fiscal 2005. This positive performance was driven by the Company's branded division, Ther-Rx Corporation, which reported an increase in net revenues of 60% over the third quarter of fiscal 2005. Results were partially offset by modest revenue declines at the Company's generic/non-branded ETHEX Corporation and Particle Dynamics, the Company's specialty raw materials division.

Net income for the December quarter was up 6% to $14.4 million, or $0.26 per diluted share compared to $13.6 million, or $0.25 per diluted share in the prior year period. The improvement in net income reflects the 13% increase in net revenues for the quarter.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer, stated, "K-V posted solid profits in the quarter, as the investments we have made, and continue to make, in sales, marketing and promotional activities related to Ther-Rx are beginning to bear fruit. Ther-Rx posted a 60% increase in revenue for the quarter year-over-year, which comes on the heels of the 51% increase we reported for Ther-Rx in the second quarter. Overall at the Company, we saw good gross profit improvement of 14%.



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"Meanwhile, ETHEX revenues are up 4% year-to-date in what is a very difficult generic environment made more challenging by the timing of new product approvals. However, this picture has begun to brighten with two ANDA approvals late in the fiscal third quarter and the recent favorable ruling in our Toprol-XL(R) Paragraph IV patent case. This ruling positions us for exclusivity on two key dosage strengths of our generic metoprolol equivalent, pending FDA approval. We are also currently waiting approvals for Diltiazem (Tiazac(R) - Biovail/Forest) and Levothyroxine (Levoxyl(R) -
King), which we expect to receive this fiscal year or in the first half of fiscal 2007."

For the nine months ended December 31, 2005, consolidated net revenues increased 21% to $280.2 million, compared with $232.3 million for the corresponding year-ago period, as the Ther-Rx branded products division experienced a 68% growth in revenues in addition to the 4% growth in revenues reported by the ETHEX generic/non-branded division, compared with the prior year period.

As a result of the write-off of $30.4 million in-process research and development costs ($0.61 per diluted share for the nine months ended December 31, 2005) for the previously announced acquisition of the development stage endometriosis product, year-to-date, net income was down 88% to $4.0 million. Also contributing to the decline in net income was the Company's investments in sales, marketing and promotional activities associated with Ther-Rx, which the Company previously had announced plans to undertake. Earnings per diluted share were $0.08 for the nine months ended December 31, 2005, compared with $0.62 per diluted share for the prior year period.

Similarly, due to the endometriosis acquisition and the announced investments in ramping up Ther-Rx launches, the Company's net income for the first nine months of fiscal 2006 was $4.0 million, or $0.08 per diluted share. Excluding the write-off of acquired in-process research and development, earnings for the first nine months of fiscal 2006 would have been up 2% to $34.4 million, or $0.63 per diluted share, slightly over the diluted earnings per share in the first nine months of fiscal 2005. A reconciliation of GAAP (Generally Accepted Accounting Principles) earnings per diluted share to adjusted non-GAAP earnings per share is presented in a table attached to this release.

Gross profit for the third quarter increased to $64.7 million, up $7.7 million, or 14%, over the prior year's quarter. Gross profit for the first nine months of fiscal 2006 increased 23% to $186.2 million, compared to $151.7 million for the corresponding period of the prior year. Gross profit for both periods was driven by the exceptional performance of the Company's Ther-Rx branded division, which accounted for 43% of total quarterly revenues and 39% of year-to-date revenues.

Pretax income for the third quarter of fiscal 2006 was $20.9 million, an increase of $0.9 million, or 4%, compared to $20.1 million in the third quarter of fiscal 2005. Pretax income for the first nine months of fiscal 2006 was $20.6 million, reflecting the $30.4 million write-off of acquired in-process research and development during the first quarter associated with the endometriosis product acquisition, compared to $51.2 million for the first nine months of fiscal 2005. Pretax income was also affected by higher selling and


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administrative, and research and development costs for the fiscal third quarter and nine months. Selling and administrative costs for the quarter were up 21% to $35.4 million compared to $29.2 million in the third quarter of fiscal 2005.

Higher selling and administrative costs reflected intensified activities to support the ongoing promotion of existing and new branded products. Research and development costs were $6.8 million, an increase of 14% compared to $6.0 million for the third quarter of the prior year as the Company continues to increase new drug development efforts.


OPERATING HIGHLIGHTS:

THER-RX CORPORATION REVENUES UP 60% - CLINDESSE(TM) CONTINUES TO REACH NEW HIGHS IN NEW PRESCRIPTIONS AND CONTRIBUTES $15.1 MILLION YEAR-TO-DATE

Ther-Rx branded marketing division net revenues for the fiscal third quarter were up 60% to $41.9 million, compared to $26.2 million in the prior year period. Year-to-date net revenues increased to $108.1 million, up 68%, compared to $64.5 million in the first nine months of fiscal 2005. The increases in branded product sales were due primarily to the continued success of Clindesse(TM), the Company's single-dose bacterial vaginosis product, and PrimaCare(TM) ONE, the leading product in the essential fatty acid sector of the prescription prenatal vitamin marketplace.


     o VAGINAL ANTI-INFECTIVE PRODUCTS CONTRIBUTED 34% OF YEAR-TO-DATE THER-RX REVENUES

         The Company's two unique, single-dose treatments for vaginal yeast infections and bacterial vaginosis (BV); respectively, Gynazole-1(R) and Clindesse(TM) continue to be important contributors to Ther-Rx sales growth. For the three months ended December 31, 2005, Gynazole-1(R) net sales were $9.6 million and Clindesse(TM) net sales were $3.1 million. Year-to-date, Gynazole-1(R) and Clindesse(TM) contributed $21.6 million and $15.1 million respectively, or a combined 34% of total revenues for Ther-Rx. In December 2005, Clindesse(TM) captured 19% of all TRx (total prescription) volume in the intra-vaginal BV market. Clindesse(TM) now has greater TRx (total prescription) share than all other Clindamycin-based intravaginal BV products combined. For Gynazole-1(R), one of every three prescriptions for an Rx intra-vaginal product is still being filled with Gynazole-1(R), which currently reports an approximately 30% market share of the prescription intra-vaginal cream marketplace.



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     o   HEMATINIC LINE NET SALES UP 11%, CONTRIBUTING 23% OF YEAR-TO-DATE
         THER-RX REVENUES

         For the three-month period of fiscal 2006, the Ther-Rx market leading oral hematinic product line reported sales of $7.3 million, up 11% over the third quarter of the prior year. Year-to-date, the hematinic line reported revenues of $24.5 million, up 34%, compared to the first nine months of fiscal 2005. Ther-Rx's recently introduced Repliva 21/7(TM) gained 17,846 TRx (total prescriptions). This growth represents the largest quarter-over-quarter volume gain among all branded oral prescription hematinic products in the United States.


     o PRENATAL VITAMIN SHARE REMAINS STRONG, NOW COMPRISING 43% OF ALL NEW BRANDED PRESCRIPTION PRENATAL VITAMINS

         Ther-Rx's market leading PreCare(R) prenatal vitamin product line contributed $19.2 million and $38.7 million of net sales during the three-month and nine-month periods of fiscal 2006, up 174% and 80%, respectively, compared to prior period. During the first nine months of fiscal 2006, continued growth was primarily generated by the Company's proprietary line of prescription prenatal vitamin products focusing on essential fatty acids, PrimaCare(R) and PrimaCare(R) ONE.

         PrimaCare(R) ONE grew NRx (new prescriptions) share of all branded prenatal vitamins from 12% in September 2005 to 15% in December 2005. This growth represented the largest three-month share gain among all branded prenatal vitamins. PrimaCare(R) ONE grew faster than any other prescription EFA prenatal vitamins did during their launch phases. After only 20 months on the market (from May 2004 through December 2005), PrimaCare(R) ONE has generated more than 527,300 total filled prescriptions. This is 58% more filled prescriptions than the second ranked EFA prenatal vitamin brand. The PrimaCare(R) franchise has been the #1 filled Rx EFA prenatal vitamin in the United States for over four years now.

         Ther-Rx's entire line of prenatal vitamins now comprises 43% of all new branded prenatal vitamin prescriptions, almost double the nearest competing prenatal vitamin franchise and marks the highest share in the history of Ther-Rx's prenatal vitamin franchise, based on most recent market data.

         NEW PRODUCT INTRODUCTIONS

         During recent months, the Company has had three new product introductions into its Ther-Rx branded product lines:

     o   REPLIVA 21/7: An internally developed once-daily prescription iron
         -------------
         supplement uniquely formulated to promote maximum red blood cell regeneration while minimizing the uncomfortable side effects that patients have typically endured with normal iron supplements.


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         Repliva 21/7 tablets provide a rapid restoration of hemoglobin levels with less administered iron and half the incidence of side effects compared to commonly prescribed ferrous sulfate. These benefits of Repliva 21/7 are driven by a proprietary formulation of two complementary, balanced irons and an absorption-designed dosing regimen that maximizes iron absorption, and was designed to be easier to tolerate than traditional iron supplements. Repliva 21/7 has been specifically formulated to be better absorbed in the body
         - this means less unpleasant side effects and an easier return to good health.

     o   ENCORA: There are approximately 78 million women age 35 and over in
         -------
         the United States - generally past their childbearing years -- who need improved nutritional and preventive health products specifically designed to meet their needs. Encora is a unique, twice-daily prescription nutritional supplement designed to meet the key nutritional and preventative health needs of women past their childbearing years in three key areas:

               o Osteoporosis: Encora includes calcium and Vitamin D to help prevent osteoporosis.

               o Cardiovascular: Encora includes folic acid, essential fatty acids and selected vitamins and minerals to help protect against cardiovascular disease.

               o Mood fluctuations: Encora's omega-3 fatty acids help balance mood and help protect against depression.


         Encora was developed internally to meet this set of specific women's health needs that K-V believes are not addressed by any other pharmaceutical product. Encora builds on Ther-Rx's established prescription nutritional franchise treated by Ther-Rx's current targeted specialty physicians. No other single product offers the unique combination of nutrients as supplied by Encora. Encora delivers the optimal level of nutrients at the opportune times for maximum benefit.

     o   NIFEREX GOLD: A new and advanced once-daily iron formulation for
         -------------
         the latest in convenience and tolerability. Niferex GOLD provides patients with 200 mg. of elemental iron and the convenience of once-daily dosing ensuring that they will receive the highest level of elemental iron available. With the inclusion of an exclusive form of iron, Niferex GOLD has been formulated to provide increased bioavailability, tolerability and patient preference and could result in fewer women suffering from moderate to severe side effects when compared to women taking other forms of iron.

Ther-Rx Corporation will be promoting these three products throughout the remainder of fiscal 2006 and into fiscal 2007 as national rollouts are completed.


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ETHEX CORPORATION BEGINS TO SEE PROGRESS ON PRODUCT APPROVAL FRONT

Specialty generic net revenues for ETHEX Corporation for the third quarter of fiscal 2006 were $52.7 million, which represented a decrease of 5% compared to $55.5 million for the third quarter of the prior year. ETHEX net revenues for the nine-month period were $158.5 million, up 4%, compared to $152.8 million for the first nine months of fiscal 2005.

As previously reported, ETHEX revenue growth has been hampered by both a competitive generics marketplace and the timing of new product approvals being pursued by the Company. Late in the third quarter, ETHEX Corporation received FDA approval to market the following products:

     o   Oxycodone Hydrochloride 5, 10, 15, 20, and 30 mg. strengths

     o Hydromorphone Hydrochloride 2, 4 and 8 mg. tablets - Hydromorphone Hydrochloride Tablets are indicated for the management of pain in patients where an opioid analgesic is appropriate. Total branded sales for the three strengths for the 12 months ended September 2005 were approximately $38 million.

ETHEX Corporation is optimistic about the possibility of future product approvals and introductions. On January 18, 2006, the Company received a favorable court ruling on its motions for summary judgment in a patent infringement case filed against the Company by AstraZeneca based on the Company's submission of ANDAs seeking approval to market generic formulations of Toprol-XL(R) (metoprolol succinate extended-release tablets). AstraZeneca's patents were held invalid and unenforceable under the ruling. While K-V anticipates an appeal of the ruling, the Company notes that the ruling sets the stage, pending approval of K-V's submission, for a 180-day exclusive marketing of the two strengths for which K-V believes it was first to file. Separately, K-V is also awaiting approvals on both Diltiazem (Tiazac(R) - Biovail/Forest) and Levothyroxine (Levoxyl(R) - King) as it moves through the remainder of fiscal 2006 and into the new fiscal year and other pending products.


PARTICLE DYNAMICS, INC. THIRD QUARTER REVENUES DOWN 27%

Net revenues of specialty material products, which contribute on average less than 7% of total Company revenue, were down 27% to $3.4 million for the third quarter of fiscal 2006, compared to $4.7 million for the third quarter of the prior year. Year-to-date net revenues were $12.4 million, compared to $13.8 million for the corresponding period of the prior year, a decrease of $1.4 million. The decreases in specialty material product sales for the three- and nine-month periods were primarily due to reduced sales of a product to a customer who is in the process of reformulating, coupled with increased competition on certain products.


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ABOUT K-V PHARMACEUTICAL COMPANY
K-V Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that competes with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. K-V has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about K-V Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.
                               ------------------------

For full prescribing information, please see:

www.repliva.com
---------------
www.encoraefa.com
-----------------
www.gynazole-1.com
------------------
www.clindesse.com,
-----------------
www.primacareEFA.com
--------------------
www.chromageniron.com.
---------------------


SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning K-V's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, K-V provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.


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Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approvals, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) inherent uncertainty in the ultimate outcome of litigation in which the Company is involved; (14) the Company's increased spending to promote its branded business may not yield intended results;, and (15) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.








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K-V PHARMACEUTICAL COMPANY

RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED NON-GAAP EPS
FOR THE NINE-MONTHS ENDED DECEMBER 31, 2005
-------------------------------------------
(UNAUDITED IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    Income Effect
----------------------------------------------------------------------------------------------

                                                          PER SHARE               AMOUNT
                                                          ---------               ------
Net income as reported                                     $  0.08               $  3,985

After tax effect of:
 Write-off of acquired in-process research
  and development (1)                                         0.61                 30,441

 Dilutive securities (2)                                     (0.06)                 3,112
                                                           -------               --------

Earnings per common share - assuming dilution,
 net of acquired in-process research and
 development and direct acquisition related
 costs                                                     $  0.63               $ 37,538
                                                           =======               ========

(1) Includes transaction costs of $871
(2) Impact of additional shares required on conversion of dilutive securities.



RECONCILIATION OF GAAP-BASED PRETAX INCOME AND NET INCOME TO ADJUSTED
---------------------------------------------------------------------
NON-GAAP PRETAX INCOME AND NET INCOME
-------------------------------------
Pretax  income as reported                                                       $ 20,575

Write-off of acquired in-process research and
 development (1)                                                                   30,441
                                                                                 --------

Pretax income, net of acquired in-process research
 and development and direct acquisition related costs                              51,016

Provision for income taxes                                                         16,590
                                                                                 --------

Adjusted net income excluding in-process
 research and development and direct acquisition
 related costs                                                                   $ 34,426
                                                                                 ========

   (1) Includes transaction costs of $871


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
                                             K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED FINANCIAL RESULTS
                                          (unaudited; in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------------------

                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                   THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                      DECEMBER 31,                            DECEMBER 31,
                                                              ----------------------------           ----------------------------
                                                                 2005               2004                2005               2004
---------------------------------------------------------------------------------------------------------------------------------
Net revenues:
     Branded products.......................................  $  41,942           $ 26,180           $ 108,058           $ 64,477
     Specialty generics.....................................     52,664             55,508             158,502            152,843
     Specialty materials and other..........................      3,786              5,169              13,628             14,946
                                                              ----------------------------           ----------------------------
         Total net revenues.................................     98,392             86,857             280,188            232,266
Cost of sales...............................................     33,741             29,935              93,988             80,525
                                                              ----------------------------           ----------------------------
Gross profit................................................     64,651             56,922             186,200            151,741
                                                              ----------------------------           ----------------------------
Operating expenses:
     Research and development...............................      6,817              5,988              20,869             16,813
     Purchased in-process research and development..........          -                  -              30,441                  -
     Selling and administrative.............................     35,447             29,176             109,746             79,009
     Amortization of intangible assets......................      1,198              1,172               3,589              3,441
     Litigation.............................................          -                  -                   -               (843)
                                                              ----------------------------           ----------------------------
         Total operating expenses...........................     43,462             36,336             164,645             98,420
                                                              ----------------------------           ----------------------------

Operating income............................................     21,189             20,586              21,555             53,321
                                                              ----------------------------           ----------------------------

Other expense (income):
     Interest expense.......................................      1,538              1,242               4,382              4,276
     Interest and other income..............................     (1,272)              (718)             (3,402)            (2,151)
                                                              ----------------------------           ----------------------------
         Total other expense, net...........................        266                524                 980              2,125
                                                              ----------------------------           ----------------------------
Income before income taxes..................................     20,923             20,062              20,575             51,196
Provision for income taxes..................................      6,509              6,510              16,590             17,407
                                                              ----------------------------           ----------------------------

Net income..................................................  $  14,414           $ 13,552           $   3,985           $ 33,789
                                                              ============================           ============================

Net income per Common share - diluted.......................  $    0.26           $   0.25           $    0.08           $   0.62
                                                              ============================           ============================

Average shares outstanding - diluted........................     59,407             59,477              50,301             59,448


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


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
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                                         CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                                                                                    2005              2004
----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Information (as of December 31)
     Cash and cash equivalents...............................................................  $   66,839          $ 159,954
     Marketable securities...................................................................      96,370             45,516
     Receivables, net........................................................................      69,159             78,174
     Inventory, net..........................................................................      57,519             49,278
     Prepaid and other current assets........................................................       6,621              7,317
     Deferred tax asset......................................................................       9,222                  -
                                                                                               -----------------------------
         Total current assets................................................................     305,730            340,239
     Property and equipment, net.............................................................     170,398            119,473
     Intangible assets and goodwill..........................................................      73,980             78,319
     Other assets............................................................................      18,731             13,160
                                                                                               -----------------------------
                                                                                               $  568,839          $ 551,191
                                                                                               =============================

     Current liabilities.....................................................................  $   35,462          $  38,178
     Long-term debt and other long-term liabilities..........................................     236,327            220,265
     Shareholders' equity....................................................................     297,050            292,748
                                                                                               -----------------------------
                                                                                               $  568,839          $ 551,191
                                                                                               =============================

     Working capital.........................................................................  $  270,268          $ 302,061
     Working capital ratio...................................................................    8.6 to 1           8.9 to 1
     Debt to equity ratio....................................................................    .71 to 1           .74 to 1


Cash Flow Information (nine months ended December 31)
     Net cash provided by (used in):
         Operating activities................................................................  $   42,305          $  27,969
         Investing activities................................................................    (134,995)           (59,753)
         Financing activities................................................................        (296)               157
                                                                                               -----------------------------
     Decrease in cash and cash equivalents...................................................     (92,986)           (31,627)
     Cash and cash equivalents, beginning of year............................................     159,825            191,581
                                                                                               -----------------------------
     Cash and cash equivalents, end of period................................................  $   66,839          $ 159,954
                                                                                               =============================

----------------------------------------------------------------------------------------------------------------------------